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                                                                    EXHIBIT G-17

[Reliant Energy Letterhead]
R. Steve Letbetter
Chairman, President
and Chief Executive Officer





                                  July 5, 2002


Paul F. Roye
Director
Division of Investment Management
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re: Reliant Energy, Incorporated ("Reliant Energy") and CenterPoint Energy, Inc. ("CenterPoint") (File No. 070-09895)

Dear Mr. Roye:

            We are writing to offer the following commitments in connection with the approvals requested in the above-captioned matter:

         1. Reliant Energy, on behalf of itself and its majority-owned subsidiary Reliant Resources, Inc., undertakes and acknowledges that:

            (a) Reliant Energy and Reliant Resources, Inc. will continue to comply with any document requests, subpoenas and requests to make persons available for testimony in connection with any enforcement investigation by the Commission (including the ongoing investigation in MHO-9425).

            (b) Reliant Energy and Reliant Resources, Inc. agree that the grant of authority in File No. 70-9895 will have no bearing on the ability of the Commission to proceed with its enforcement investigation and invoke remedies in connection therewith.

            (c) Neither Reliant Energy nor Reliant Resources, Inc. will assert or otherwise raise the Commission's findings in File No. 70-9895 as a bar or defense to any enforcement action or private securities litigation relating to the subject of the ongoing enforcement investigation.

         2. Reliant Energy and Reliant Resources, Inc. have filed Forms 10-K/A, amending their respective Annual Reports on Form 10-K filed with the Commission on April 15, 2002. In connection with these filings, the Commission has been provided with sworn statements of the principal executive officer and principal financial officer of each company in the forms attached



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Paul F. Roye
July 2, 2002
Page 2



hereto. Such statements are intended to comply with the Commission's order requiring the filing of sworn statements pursuant to Section 21(a)(1) of the Securities Exchange Act of 1934 (File No. 4-460).

         3. Reliant Energy and CenterPoint undertake, as a condition to the Commission's approval of the Distribution, that they will file in this record, by post-effective amendment, prior to the Distribution, the opinion of an investment banker concerning CenterPoint's financing plan to achieve the projected equity capitalization at the end of fiscal 2005. Reliant Energy and CenterPoint have submitted to the Commission projections concerning CenterPoint's common equity capitalization. Applicants project that CenterPoint will have 20% common equity capitalization by the end of fiscal 2005, as calculated in accordance with GAAP, which includes securitization debt as debt. Net of securitization debt, Applicants project that CenterPoint will have 35% common equity capitalization by the end of fiscal 2005. This opinion, which would be in a form acceptable to the Commission and based upon and subject to customary procedures and assumptions, will state that, from a financial point of view, CenterPoint can reasonably expect to raise equity and debt capital in at least the amounts provided for in CenterPoint's financing plan. This opinion would also state that the investment banker has reviewed, among other things, CenterPoint's financing plan and the financial and other projections, forecasts and assumptions on which it is based and held discussions with certain senior officers, directors and other representatives and advisors of CenterPoint concerning the financing plan.


                                       Sincerely,

                                       /s/ R. STEVE LETBETTER
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